Exhibit XI

                                 MGI PROPERTIES
                    Computation of Diluted Earnings per Share

                                                                          Year ended November 30
                                                  ------------------------------------------------------------------------
                                                       1999          1998           1997           1996           1995
                                                  ------------   ------------   ------------   ------------   ------------

Net income                                        $154,706,000   $ 29,817,000   $ 20,466,000   $ 24,305,000   $ 14,319,000
                                                  ============   ============   ============   ============   ============

Weighted average number of common shares
    outstanding                                     13,773,426     13,736,729     13,289,781     11,540,972     11,487,677

Additional number of share equivalents assuming
    exercise of options                                211,077        337,400        302,326        180,257         82,408
                                                  ------------   ------------   ------------   ------------   ------------

Weighted average number of shares assuming
    full dilution                                   13,984,503     14,074,129     13,592,107     11,721,229     11,570,085
                                                  ============   ============   ============   ============   ============

Diluted earnings per share                        $      11.06   $       2.12   $       1.51   $       2.07   $       1.24
                                                  ============   ============   ============   ============   ============


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